                    Wichita River Oil Corporation and Subsidiaries
           Statement of Re-Computation of Per Share Earnings (Loss) for 1995,
                                      1994 and 1993

Twelve Months Ended December 31,                 1995           1994            1993
Net Income (Loss)                              $(12,023,000)   (10,738,000)     (1,420,000)

Weighted Average Shares Outstanding              7,974,000       6,719,000       6,478,000

  Net Income (Loss) Per Share Outstanding         $(1.51)         $(1.60)         $(0.22)
